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                         January 20, 2023

       Ngai Ngai Lam
       Chief Executive Officer
       China Liberal Education Holdings Ltd
       Room 1618 Zhongguangcun MOOC Times Building
       18 Zhongguangcun Street, Haidian District
       Beijing, People   s Republic of China 100190

                                                        Re: China Liberal
Education Holdings Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 14,
2022
                                                            File No. 001-39259

       Dear Ngai Ngai Lam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Trade & Services
       cc:                                              Ying Li, Esq., Hunter
Taubman Fischer & Li LLC